                                                                    EXHIBIT 99.1

Condensed Combined Financial Statements

FASCO Motors Group

Six months ended September 30, 2002 and 2001

                               FASCO Motors Group

                    Condensed Combined Financial Statements

                  Six months ended September 30, 2002 and 2001


                                    CONTENTS

Condensed Combined Financial Statements (Unaudited)

Independent Accountants' Review Report .....................................   1

Condensed Combined Balance Sheets at September 30, 2002 and
   March 31, 2002 ..........................................................   2

Condensed Combined Statements of Operations for the six months
   ended September 30, 2002 and 2001 .......................................   3

Condensed Combined Statement of Invested Capital for the six
   months ended September 30, 2002 .........................................   4

Condensed Combined Statements of Cash Flows for the six
   months ended September 30, 2002 and 2001 ................................   5

Notes to Condensed Combined Financial Statements -
   September 30, 2002 ......................................................   6

                     Independent Accountants' Review Report

The Board of Directors
Invensys plc

We have reviewed the accompanying condensed combined balance sheet of FASCO Motors Group as of September 30, 2002, and the related condensed combined statements of operations and cash flows for the six month periods ended September 30, 2002 and 2001 and the related statement of invested capital for the six months ended September 30, 2002. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed combined financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the combined balance sheet of FASCO Motors Group as of March 31, 2002, and the related combined statements of operations, invested capital, and cash flows for the year then ended (not presented herein) and in our report dated July 11, 2002, we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying condensed combined balance sheet as of March 31, 2002, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

December 20, 2002

                                                               Ernst & Young LLP

                               FASCO Motors Group

                       Condensed Combined Balance Sheets
                            (In Millions of Dollars)

                                                           SEPTEMBER 30    MARCH 31
                                                               2002          2002
                                                           -------------------------
                                                           (Unaudited)    (Audited)
ASSETS
Current assets:
   Cash and cash equivalents                                $    8.9      $   31.7
   Accounts receivable:
      Trade, net of allowances for doubtful
        accounts of $0.7 at September 30, 2002
        and $0.5 at March 31, 2002                              29.5          35.7
      From affiliates                                            7.8           7.7
      Other                                                      5.6           4.9
   Inventories, net                                             37.6          40.9
   Prepayments and other current assets                          6.0           5.6
   Deferred income taxes                                        13.6          13.6
                                                            ----------------------
Total current assets                                           109.0         140.1

Property, plant, and equipment, net                            132.4         138.0
Intangible assets, net                                         409.3         409.9
Long-term receivables from affiliates                          227.3          74.9
                                                            ----------------------
Total assets                                                $  878.0      $  762.9
                                                            ======================

LIABILITIES AND INVESTED CAPITAL
Current liabilities:
   Accounts payable:
      Trade                                                 $   46.8      $   49.7
      To affiliates                                             35.9           6.9
      Other                                                      1.1           0.9
   Short-term portion of debt                                   13.8          15.3
   Income taxes payable                                         10.2          17.8
   Accruals and other current liabilities                       16.2          14.4
                                                            ----------------------
Total current liabilities                                      124.0         105.0

Long-term payables to affiliates                               316.2         231.1
Long-term portion of debt                                        1.6           1.4
Pensions and other postretirement benefits                      19.0          17.8
Deferred income taxes                                           24.3          25.3
Other long-term liabilities                                      0.5           0.6
                                                            ----------------------
Total liabilities                                              485.6         381.2

Total invested capital                                         392.4         381.7
                                                            ----------------------
Total liabilities and invested capital                      $  878.0      $  762.9
                                                            ======================


See notes to condensed combined financial statements.

                               FASCO Motors Group

                  Condensed Combined Statements of Operations
                      (Unaudited, in Millions of Dollars)

                                                              SIX MONTHS ENDED
                                                                SEPTEMBER 30
                                                            2002           2001
                                                         ------------------------
Net sales:
   To third parties                                      $   234.5      $   246.0
   To affiliates                                              --              0.2
                                                         ------------------------
                                                             234.5          246.2
Cost of sales                                                185.4          192.4
                                                         ------------------------
Gross profit                                                  49.1           53.8

Selling, general, and administrative expenses                 23.1           19.3
Restructuring and other similar costs                          4.0            5.4
Amortization of intangible assets                              0.6            6.2
Other operating expenses, net                                  0.3            1.1
                                                         ------------------------
Operating income                                              21.1           21.8

Nonoperating income (expense):
   Interest expense                                           (4.6)          (8.6)
                                                         ------------------------
Income before income taxes                                    16.5           13.2

Provision for income taxes                                    (5.5)          (8.0)
                                                         ------------------------
Net income                                               $    11.0      $     5.2
                                                         ========================


See notes to condensed combined financial statements.

                               FASCO Motors Group

                Condensed Combined Statement of Invested Capital
                      (Unaudited, in Millions of Dollars)


                                                                    OTHER
                                                    INVESTED    COMPREHENSIVE        TOTAL
                                                     CAPITAL        INCOME          EQUITY
                                                    ----------------------------------------
Balance at March 31, 2002                           $  386.9        $ (5.2)        $  381.7
Other comprehensive income:
  Net income                                            11.0          --               11.0
  Foreign currency translation adjustments              --            (0.3)            (0.3)
                                                    ----------------------------------------
Total comprehensive income                              11.0          (0.3)            10.7
                                                    ----------------------------------------
Balance at September 30, 2002                       $  397.9        $ (5.5)        $  392.4
                                                    ========================================

See notes to condensed combined financial statements.

                               FASCO Motors Group

                  Condensed Combined Statements of Cash Flows
                      (Unaudited, in Millions of Dollars)


                                                                  SIX MONTHS ENDED
                                                                     SEPTEMBER 30
                                                                2002              2001
                                                             ----------------------------
OPERATING ACTIVITIES
Net income                                                   $    11.0         $     5.2
Adjustments to reconcile net income to cash
   provided by operating activities:
      Depreciation                                                 7.4               7.4
      Amortization                                                 0.6               6.2
      Impairment provisions                                        1.0               0.4
      Deferred income taxes                                       (1.0)             (2.6)
      Net loss on dispositions of property,
         plant, and equipment                                     --                 0.7
      Noncash restructuring charges                                1.5              --
      Changes in operating assets and liabilities:
         Receivables                                               4.1               1.7
         Inventories                                               3.3               3.3
         Payables                                                 (2.6)            (10.5)
         Trade to/from affiliates                                 29.0             (10.0)
         Income taxes                                             (7.6)              9.2
         Pensions and other postretirement benefits                1.2               1.1
                                                             ----------------------------
Cash provided by operating activities                             47.9              12.1

INVESTING ACTIVITIES
Expenditures for property, plant, and equipment                   (2.7)             (3.3)
Proceeds from the dispositions of property, plant,
   and equipment                                                   0.3               0.5
                                                             ----------------------------
Cash used for investing activities                                (2.4)             (2.8)

FINANCING ACTIVITIES
Increase (decrease) in debt                                       (1.3)              1.5
Net change in amounts due to affiliates                          (67.3)             (8.9)
                                                             ----------------------------
Net cash used in financing activities                            (68.6)             (7.4)

Effect of exchange rate changes on cash                            0.3              --
                                                             ----------------------------
Increase (decrease) in cash and cash equivalents                 (22.8)              1.9
Cash and cash equivalents at beginning of year                    31.7              23.2
                                                             ----------------------------
Cash and cash equivalents at end of year                     $     8.9         $    25.1
                                                             ============================


See notes to condensed combined financial statements.

                               FASCO Motors Group

                Notes to Condensed Combined Financial Statements

                               September 30, 2002

1. BASIS OF PRESENTATION

The unaudited condensed combined financial statements of FASCO Motors Group (the Company) included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed combined financial statements be read in conjunction with the audited combined financial statements of the Company including the notes thereto.

In the opinion of management, the aforementioned combined financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. Results for the six months ended September 30, 2002 are not necessarily indicative of results that may be expected for the year ending March 31, 2003.

2. GOODWILL

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" (SFAS 141), and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 addresses financial accounting and reporting for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, goodwill and certain other intangible assets will no longer be systematically amortized but instead will be reviewed for impairment and written down and charged to results of operations when their carrying amount exceeds their estimated fair value. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with early adoption permitted for entities with fiscal years beginning after March 15, 2001.

The Company adopted SFAS 142 effective April 1, 2002. The effect of ceasing amortization of goodwill increased net income approximately $5.5 million in the six months to September 30, 2002 and is expected to increase net income by approximately $11.1 million in the year ending March 31, 2003.

                               FASCO Motors Group

2. GOODWILL (CONTINUED)

In connection with the adoption of SFAS 142, the Company completed the first step of the transitional impairment test, which required the Company to compare the fair value of its reporting units to the carrying value of the net assets of the respective reporting units, as of April 1, 2002. Based on this analysis, the Company has concluded that there will be an impairment to the carrying value of goodwill existing at the time of the adoption of SFAS 142. Although this has not been fully quantified, management believes that the impairment is likely to exceed $120 million. The Company expects to complete the analysis during the second half of fiscal 2003, and, therefore no impairment charge has been recorded in the six months ended September 30, 2002.

3. INVENTORIES

Inventories are summarized as follows (in millions):

                                                     SEPTEMBER 30       MARCH 31
                                                         2002             2002
                                                     ---------------------------
          Finished goods                              $    12.5        $    16.5
          Work-in-process                                  11.5             10.2
          Raw materials, parts, and supplies               13.6             14.2
                                                     ---------------------------
          Total                                       $    37.6        $    40.9
                                                     ===========================

4. PROVISION FOR INCOME TAXES

In each of the six months ended September 30, 2002 and 2001, there are provisions for income taxes of $5.5 million and $7.9 million, respectively. In the six months ended September 30, 2001 the provision reflects the add back of $6.2 million of goodwill amortization which is not reflected in six months ended September 30, 2002 (following the adoption of SFAS 142 as explained in Note 2). In addition, in the six months ended September 30, 2002 the provision reflects permanent adjustments of $2.3 million from March 31, 2002 provision to return differences.

                               FASCO Motors Group

5. SUBSEQUENT EVENT

FASCO Motors is part of, and wholly-owned by, Invensys plc. On November 27, 2002 Invensys plc entered into a Stock Purchase Agreement with Tecumseh Products Company pursuant to which the Company will be acquired by Tecumseh Products Company for cash of $415.0 million. The consideration for the acquisition is subject to certain closing date adjustments.

Combined Financial Statements

FASCO Motors Group

Years ended March 31, 2002, 2001, and 2000 with Report of Independent Auditors

                               FASCO Motors Group

                          Combined Financial Statements


                   Years ended March 31, 2002, 2001, and 2000


                                    CONTENTS


Report of Independent Auditors........................................... 1

Combined Financial Statements

Combined Balance Sheets.................................................. 2
Combined Statements of Operations........................................ 3
Combined Statement of Invested Capital................................... 4
Combined Statements of Cash Flows........................................ 5
Notes to Combined Financial Statements................................... 6

                         Report of Independent Auditors

The Board of Directors
Invensys plc

We have audited the accompanying combined balance sheets of FASCO Motors Group including the entities listed in Note 2 (collectively, referred to as the Company) as of March 31, 2002 and 2001, and the related combined statements of operations, invested capital and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at March 31, 2002 and 2001, and the combined results of their operations and their cash flows for each of the years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States.



                                                /s/ Ernst & Young LLP


July 11, 2002, (except for Note 18),
and November 27, 2002 (Note 18)

                               FASCO Motors Group

                             Combined Balance Sheets
                            (In Millions of Dollars)


                                                            MARCH 31
                                                       2002         2001
                                                     --------------------
ASSETS
Current assets:
  Cash and cash equivalents                          $  31.7      $  23.2
  Accounts receivable:
    Trade, net of allowances for doubtful
      accounts of $0.5 in 2002 and $1.3 in 2001         35.7         34.4
    From affiliates                                      7.7           --
    Other                                                4.9          4.5
  Inventories, net                                      40.9         54.1
  Prepayments and other current assets                   5.6          5.3
  Deferred income taxes                                 13.6         13.2
                                                     --------------------
Total current assets                                   140.1        134.7

Property, plant, and equipment, net                    138.0        148.9
Intangible assets, net                                 409.9        421.1
Long-term receivables from affiliates                   74.9         61.4
                                                     --------------------
Total assets                                         $ 762.9      $ 766.1
                                                     ====================

LIABILITIES AND INVESTED CAPITAL
Current liabilities:
  Accounts payable:
    Trade                                            $  49.7      $  68.5
    To affiliates                                        6.9         19.5
    Other                                                0.9          1.2
  Short-term portion of debt                            15.3          9.0
  Income taxes payable                                  17.8         18.8
  Accruals and other current liabilities                14.4         15.6
                                                     --------------------
Total current liabilities                              105.0        132.6

Long-term payables to affiliates                       231.1        235.1
Long-term portion of debt                                1.4          2.3
Pensions and other postretirement benefits              17.8         16.1
Deferred income taxes                                   25.3         22.4
Other long-term liabilities                              0.6          0.3
                                                     --------------------
Total liabilities                                      381.2        408.8

Total invested capital                                 381.7        357.3
                                                     --------------------
Total liabilities and invested capital               $ 762.9      $ 766.1
                                                     ====================


See notes to combined financial statements.

                               FASCO Motors Group

                       Combined Statements of Operations
                            (In Millions of Dollars)



                                                    YEARS ENDED MARCH 31
                                            2002          2001          2000
                                           -----------------------------------
Net sales:
  To third parties                         $ 478.6       $ 535.6       $ 573.9
  To affiliates                                0.3           0.5           0.5
                                           -----------------------------------
                                             478.9         536.1         574.4
Cost of sales                                372.0         406.9         431.4
                                           -----------------------------------
Gross profit                                 106.9         129.2         143.0

Selling, general, and administrative
  expenses                                    38.8          43.0          45.2
Restructuring and other similar costs          9.2          17.6          17.3
Amortization of intangible assets             12.3          12.3          12.3
Other operating expenses, net                  2.6           1.3           2.1
                                           -----------------------------------
Operating income                              44.0          55.0          66.1

Nonoperating income (expense):
  Interest expense:
    To third parties                          (2.1)         (1.5)         (1.O)
    To affiliates                            (12.2)        (20.5)        (18.3)
  Other, net                                   0.9            --          (0.2)
                                           -----------------------------------
Income before income taxes                    30.6          33.0          46.6

Provision for income taxes                   (16.5)        (18.5)        (24.1)
                                           -----------------------------------
Net income                                 $  14.1       $  14.5       $  22.5
                                           ===================================

See notes to combined financial statements.

                               FASCO Motors Group

                     Combined Statement of Invested Capital
                            (In Millions of Dollars)


                                                              OTHER
                                                INVESTED   COMPREHENSIVE  TOTAL
                                                CAPITAL       INCOME      EQUITY
                                                --------------------------------
Balance at March 31, 1999                       $428.4       $   --       $428.4
Other comprehensive income:
  Net income                                      22.5           --         22.5
  Foreign currency translation adjustments        (0.5)        (0.3)        (0.8)
  Other activity with affiliates                  (0.5)          --         (0.5)
                                                --------------------------------
Total comprehensive income                        21.5         (0.3)        21.2

Cash dividends                                   (71.8)          --        (71.8)
Capital contributions                              1.9           --          1.9
                                                --------------------------------
Balance at March 31, 2000                        380.0         (0.3)       379.7
Other comprehensive income:
  Net income                                      14.5           --         14.5
  Foreign currency translation adjustments        (3.5)        (5.5)        (9.0)
                                                --------------------------------
Total comprehensive income                        11.0         (5.5)         5.5

Cash dividends                                   (28.4)          --        (28.4)
Capital contributions                              0.5           --          0.5
                                                --------------------------------
Balance at March 31, 2001                        363.1         (5.8)       357.3
Other comprehensive income:
  Net income                                      14.1           --         14.1
  Foreign currency translation adjustments         1.1          0.6          1.7
  Other activity with affiliates                   0.9           --          0.9
                                                --------------------------------
Total comprehensive income                        16.1          0.6         16.7
Capital contributions                              7.7           --          7.7
                                                --------------------------------
Balance at March 31, 2002                       $386.9       $ (5.2)      $381.7
                                                ================================

See notes to combined financial statements.

                               FASCO Motors Group

                       Combined Statements of Cash Flows
                            (In Millions of Dollars)

                                                              YEARS ENDED MARCH 31
                                                        2002          2001          2000
                                                      -----------------------------------
OPERATING ACTIVITIES
Net income                                            $  14.1       $  14.5       $  22.5
Adjustments to reconcile net income to cash
  provided by operating activities:
    Depreciation                                         15.4          15.4          13.2
    Amortization                                         12.3          12.3          12.3
    Impairment provisions                                 0.8           0.4           1.9
    Deferred income taxes                                 2.5           3.9          (8.5)
    Net loss (gain) on dispositions of
      property, plant, and equipment                      1.7           0.7          (0.1)
    Noncash restructuring charges                          --            --           0.6
    Changes in operating assets and liabilities:
      Receivables                                        (1.8)         21.2          22.8
      Inventories                                        13.4           1.4           5.9
      Payables                                          (20.4)          1.3            --
      Trade to/from affiliates                          (20.3)         13.4           2.4
      Income taxes                                       (1.0)        (13.4)         21.5
      Pensions and other postretirement
        benefits                                          1.6           2.5           5.3
                                                      -----------------------------------
Cash provided by operating activities                    18.3          73.6          99.8

INVESTING ACTIVITIES
Expenditures for property, plant, and equipment          (7.1)        (21.2)        (17.7)
Proceeds from the dispositions of property,
  plant, and equipment                                    1.1           0.9           0.2
                                                      -----------------------------------
Cash used for investing activities                       (6.0)        (20.3)        (17.5)

FINANCING ACTIVITIES
Cash dividends                                             --         (28.4)        (71.8)
Capital contributions from Parent                         7.7           0.5           1.9
Increase (decrease) in debt                               5.4          (2.6)         13.9
Net change in amounts due to affiliates                 (16.7)        (27.9)        (13.1)
                                                      -----------------------------------
Net cash used in financing activities                    (3.6)        (58.4)        (69.1)

Effect of exchange rate changes on cash                  (0.2)         (1.1)         (0.1)
                                                      -----------------------------------
Increase (decrease) in cash and cash equivalents          8.5          (6.2)         13.1
Cash and cash equivalents at beginning of year           23.2          29.4          16.3
                                                      -----------------------------------
Cash and cash equivalents at end of year              $  31.7       $  23.2       $  29.4
                                                      ===================================

SUPPLEMENTAL INFORMATION
Income taxes paid                                     $   0.8       $   2.4       $   2.9
Interest paid                                         $   9.4       $  14.8       $  12.0


See notes to combined financial statements.

                               FASCO Motors Group

                     Notes to Combined Financial Statements

                         March 31, 2002, 2001, and 2000



1. ACCOUNTING POLICIES

BASIS OF PREPARATION AND DESCRIPTION OF BUSINESS

FASCO Motors Group (the Company), which includes the entities listed in Note 2 to combined financial statements, is part of and wholly owned by Invensys plc (the Parent), a publicly held corporation based in the United Kingdom.

The Company is headquartered in Eaton Rapids, Michigan, and is a custom designer and manufacturer of AC motors, DC motors, blowers, gearmotors, and linear actuators, with design and manufacturing facilities in the United States, Mexico, Canada, Australia, and Thailand.

The Company's products are used in a wide variety of applications within the HVAC, automotive, healthcare, and appliance industries among others and are typically sold to OEM manufacturers and aftermarket channels within North America and the Asia Pacific regions.

All inter-company accounts and transactions, including profits as a result of those transactions, within the FASCO Motors Group are eliminated on combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

THIRD-PARTY RECEIVABLES

The Company regularly factors certain third-party trade receivables to unrelated financial institutions on a nonrecourse basis pursuant to two separate agreements. The Company accounts for the transfer of receivables pursuant to these agreements as a sale of financial assets. The agreements, which are negotiated and administered by the Parent or its affiliates, require the Company to collect funds with respect to the factored receivables and remit the funds to the financial institutions. At March 31, 2002 and 2001, the amount of outstanding receivables transferred under the factoring agreement totaled $28.2 million and $39.8 million, respectively.

                               FASCO Motors Group

1. ACCOUNTING POLICIES (CONTINUED)

For the years ended March 31, 2002, 2001, and 2000, costs incurred relating to these agreements amounted to $1.5 million, $0.7 million, and $0.4 million, respectively.

INVENTORIES

Inventories are stated at the lower of cost or market, using the first in, first out (FIFO) method. Cost is determined based on standard cost with appropriate adjustments to approximate FIFO cost. Market is determined on the basis of estimated realizable values.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost. Depreciation of property, plant, and equipment is provided using the straight-line method over the estimated useful life of the asset, as follows:


                Land                         None
                Buildings and improvements   40 to 50 years
                Plant and machinery          3 to 15 years
                Furniture and fixtures       5 to 14 years
                Computer equipment           4 to 10 years

Improvements and replacements are capitalized to the extent that they increase the useful economic life or increase the expected economic benefit of the underlying asset. Repairs and maintenance expenditures are charged to expense as incurred.

INTANGIBLE ASSETS

Intangible assets consist of goodwill and patents. Goodwill represents the excess of the purchase price paid by the Parent for the Company over the fair value of the net assets acquired. Patents are stated at fair value on the date of acquisition of the Company by the Parent as determined by an independent valuation firm. Goodwill and patents are amortized using the straight-line method over 40 years and 8 years, respectively.

                               FASCO Motors Group

1. ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, including goodwill and other intangible assets such as patents, are reviewed for impairment when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable and for all assets to be disposed of. Long-lived assets held for use are reviewed for impairment by comparing the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset over its remaining useful life. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Management determines fair value using discounted future cash flow analysis or other accepted valuation techniques.

In each of the three years ended March 31, 2002, 2001, and 2000, the Company identified certain assets that were considered impaired following changes in business activity. Impairment charges for the three years ended March 31, 2002, 2001, and 2000, were $0.8 million, $0.4 million, and $1.9 million, respectively.

INCOME TAXES

The Company, along with certain affiliates and its Parent, are included in a consolidated federal income tax return in the United States. The Company's tax provisions and related liabilities are reflected in the combined financial statements as if they were on a separate-return basis.

DEFERRED TAXES

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement basis and the tax basis of the Company's assets and liabilities using enacted statutory tax rates applicable to future years.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Sales, costs, and expenses are translated at average exchange rates effective during the respective period.

                               FASCO Motors Group

1. ACCOUNTING POLICIES (CONTINUED)

Foreign currency translation adjustments are included in accumulated other comprehensive loss as a separate component of invested capital. Currency transaction gains (losses) are included in the results of operations in the period incurred and were $0.9 million, $nil, and $(0.2) million in the years ended March 31, 2002, 2001, and 2000, respectively.

REVENUE RECOGNITION

Sales and related cost of sales are generally recorded upon shipment of products to the customer, which is generally when title passes.

ADVERTISING COSTS

Advertising costs are charged to selling, general, and administrative expenses as incurred and amounted to $1.1 million, $1.5 million, and $1.3 million in the years ended March 31, 2002, 2001, and 2000, respectively.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are charged to selling, general, and administrative expenses as incurred and amounted to $4.7 million, $5.9 million, and $4.8 million in the years ended March 31, 2002, 2001, and 2000, respectively.

SIGNIFICANT CUSTOMER

The Company has one customer, which accounted for 10.1%, 7.4%, and 7.4% of sales for the years ended March 31, 2002, 2001, and 2000, respectively. Trade receivables related to this customer at March 31, 2002 and 2001, were $6.3 million and $7.0 million, respectively.

CONCENTRATION OF CREDIT RISK

Credit is extended by the Company based upon an evaluation of the customer's financial position, and generally advance payment is not required. Credit losses are provided for in the combined financial statements and consistently have been within management's expectations.

                               FASCO Motors Group

1. ACCOUNTING POLICIES (CONTINUED)

SHIPPING AND HANDLING COSTS

The Company classifies costs associated with shipping and handling activities within cost of sales in the combined statements of operations. Shipping and handling costs were $6.3 million, $7.7 million, and $5.6 million in the years ended March 31, 2002, 2001, and 2000, respectively.

LEASES

Assets held under capital leases are included in fixed assets. Each asset is depreciated over the shorter of the lease term or its useful life. Obligations related to finance leases, net of finance charges in respect of future periods, are included as appropriate within accounts payable. The interest element of the rental obligation is allocated to accounting periods during the lease term to reflect a constant rate of interest on the remaining balance of the obligation for each accounting period.

Rentals under operating leases are charged to income on a straight-line basis over the lease term.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, trade receivables, and trade payables approximated fair values as of March 31, 2002 and 2001.

DERIVATIVE FINANCIAL INSTRUMENTS

Effective April 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 requires the Company to record all derivatives on the balance sheet at fair value regardless of the purpose or intent for holding them. Derivatives that are not hedges are adjusted to fair value through earnings. For derivatives that are hedges, depending on the nature of the hedge, changes in fair value are either offset by changes in the fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. The effect of adopting SFAS 133 was not material.

                               FASCO Motors Group

1. ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" (SFAS 141), and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 addresses financial accounting and reporting for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS 142, goodwill and certain other intangible assets will no longer be systematically amortized but instead will be reviewed for impairment and written down and charged to results of operations when their carrying amount exceeds their estimated fair value. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with early adoption permitted for entities with fiscal years beginning after March 15, 2001.

The Company expects to adopt SFAS 142 effective April 1, 2002. Management expects that the effect of ceasing amortization of goodwill will increase net income by approximately $11.1 million in the year ending March 31, 2003. The Company has not completed its assessment of the additional effects of adopting SFAS 142; however, a preliminary review indicates that may be an impairment of goodwill upon adopting SFAS 142.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144), which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with early adoption permitted. Management is currently evaluating the provisions of SFAS 144 but believes there will be no significant effect on the Company's financial position, results of operations, or invested capital resulting from the adoption.

                               FASCO Motors Group

2. ENTITIES INCLUDED WITHIN COMBINED FINANCIAL STATEMENTS

Amounts reflected in the combined financial statements or the notes thereto relate to the continuing operations of the Company:

FASCO Industries Inc (USA)
ECM Motor Company (USA)
Brinkley Motor Products Company (USA)
Von Weise Gear Company (USA)
Motores FASCO de Mexico de RL de CV (Mexico)
Eaton Technologies Inc (USA)
FASCO Motors Ltd (Canada)
FASCO Australia Pty Ltd
FASCO Australia Services Pty Ltd
Invensys (Thailand) Ltd
FASCO Motors (Thailand) Ltd
FASCO Yamabishi Co. Ltd (Thailand)

3. RESTRUCTURING AND OTHER SIMILAR COSTS

Restructuring and other similar costs are summarized as follows (in millions):

                                                      YEARS ENDED MARCH 31
                                                    2002      2001      2000
                                                   --------------------------

Plant closure, relocation, and related costs        $3.5     $ 4.5     $11.1
Severance and other termination
  related costs                                      1.4       7.5       1.6
Other restructuring and similar costs                4.3       5.6       4.6
                                                    ------------------------
                                                     9.2      17.6      17.3
                                                    ========================

Cash payments                                        9.8      17.3      22.2
Noncash restructuring charges                          -         -       0.6
                                                    ------------------------
                                                    $9.8     $17.3     $22.8
                                                    ========================

                               FASCO Motors Group

3. RESTRUCTURING AND OTHER SIMILAR COSTS (CONTINUED)

PLANT CLOSURE, RELOCATION, AND RELATED COSTS

In the year ended March 31, 1999, management decided to close its Russellville, Parsons, and LaGrange facilities and move production into other existing plants in order to streamline manufacturing operations. The total costs of exiting these facilities were $11.1 million, of which $3.2 million was incurred in the year ended March 31, 1999. An additional $0.6 million and $7.3 million was incurred for the costs of exiting these facilities in the years ended March 31, 2001 and 2000, respectively. Management also consolidated its Australian operations and relocated production into the Company's Thailand facility, incurring $0.3 million, $0.2 million, and $3.3 million during the years ended March 31, 2002, 2001, and 2000, respectively.

In the years ended March 31, 2002 and 2001, management further relocated several production lines from U.S. operations to its Mexico facilities at a cost of $1.1 million and $3.0 million, respectively. In the year ended March 31, 2002, management commenced the consolidation of its ECM facility, the incremental cost, of which was $1.7 million.

Other costs incurred during the years ended March 31, 2002, 2001, and 2000, in respect of plant closures, relocation, and other related costs amounted to $0.4 million, $0.7 million, and $0.5 million, respectively.

SEVERANCE AND OTHER TERMINATION RELATED COSTS

In addition to plant closures and relocations, management reduced headcount to streamline manufacturing operations to eliminate duplicate administrative, selling, and marketing operations and to respond to declining demand and increasing costs. The number of employees terminated was 203 in the year ended March 31, 2002, 412 in the year ended March 31, 2001, and 440 in the year ended March 31, 2000.

OTHER RESTRUCTURING AND SIMILAR COSTS

Management also responded to the changing economic environment of declining demand and increasing costs by implementing other restructuring projects throughout the three-year period. These included reorganizing factory layouts and implementing lean manufacturing and six sigma principles in order to reduce costs and maximize production efficiency. The costs include fees paid to external advisors, as well as incremental costs incurred by the operations. There were no individually significant projects.

                               FASCO Motors Group

3. RESTRUCTURING AND OTHER SIMILAR COSTS (CONTINUED)

Restructuring accruals are summarized as follows (in millions):

                                                              YEARS ENDED MARCH 31
                                                            2002     2001      2000
                                                          ---------------------------
Restructuring accrual at beginning of year                  $0.7     $0.4     $ 5.9
Provisions charged to income                                 0.1      0.3         -
Utilized                                                    (0.7)       -      (5.5)
                                                          ---------------------------
Restructuring accrual at end of year                        $0.1     $0.7     $ 0.4
                                                          ===========================


In addition to the provisions charged to income, the Company has expensed other costs arising from the restructuring projects as they are incurred. These amount to $9.1 million, $17.4 million, and $17.3 million in the years ended March 31, 2002, 2001, and 2000, respectively.

4. INVENTORIES

Inventories are summarized as follows (in millions):

                                              MARCH 31
                                            2002    2001
                                           --------------
Finished goods                             $16.5   $18.7
Work-in-process                             10.2    14.3
Raw materials, parts, and supplies          14.2    21.1
                                           --------------
Total                                      $40.9   $54.1
                                           ==============

                               FASCO Motors Group

5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment is summarized as follows (in millions):

                                                         MARCH 31
                                                    2002          2001
                                                   --------------------
Land                                               $  1.9        $  1.9
Buildings and improvements                           49.5          45.6
Machinery and equipment                             234.3         227.0
Construction in progress                              5.0          14.7
                                                   --------------------
Total property, plant, and equipment                290.7         289.2
Less: Accumulated depreciation                      152.7         140.3
                                                   --------------------
Property, plant, and equipment, net                $138.0        $148.9
                                                   ====================


6. INTANGIBLE ASSETS

Intangible assets are summarized as follows (in millions):

                                                             MARCH 31
                                                        2002           2001
                                                       ---------------------

Goodwill                                               $439.5         $438.4
Trademarks, patents, and other intangibles                9.1            9.1
                                                       ---------------------
Total intangibles                                       448.6          447.5
Less: Accumulated amortization                           38.7           26.4
                                                       ---------------------
Intangible assets, net                                 $409.9         $421.1
                                                       =====================

                               FASCO Motors Group

7. ACCRUALS AND OTHER CURRENT LIABILITIES

Accruals and other current liabilities are summarized as follows (in millions):

                                                         MARCH 31
                                                    2002           2001
                                                    -------------------

Accrued vacation                                    $ 4.4         $ 4.9
Accrued healthcare claims                             2.1           2.1
Payroll costs                                         1.4           1.4
Workers compensation claims                           1.2           0.8
Other                                                 5.3           6.4
                                                    -------------------
Accruals and other current liabilities              $14.4         $15.6
                                                    ===================


8. LONG-TERM PAYABLES TO AFFILIATES

The Company's Parent and its affiliates maintain various banking and credit facilities, which provide the Company's principal source of financing. The Company's borrowing rates have been adjusted to reflect the U.S. "Prime" lending rate, and the interest expense thereon is recorded as interest expense to affiliates. Excess balances in the Company's cash accounts are generally transferred to the Parent company and its affiliates on a daily basis as a repayment of financing. Although there is no formal credit agreement between the Company and its Parent, it has been the practice of the Parent to make such funds available as are necessary for the continued operation of the Company. The debt owed to the Parent and its affiliates is therefore classified as "Long-term payables to affiliates." Management believes that cash flow provided by the Company's operations together with financing provided by the Parent and its affiliates will continue to be adequate to fund the Company's future operating requirements.

                               FASCO Motors Group

9. OPERATING LEASES

Rent expense for operating leases was $2.2 million, $2.2 million, and $1.4 million in 2002, 2001, and 2000, respectively. Future minimum rental payments for operating leases consist of the following as of March 31, 2002 (in millions):

                                            MINIMUM
                                            PAYMENTS
                                          ------------
YEAR ENDING MARCH 31
2003                                          $2.0
2004                                           1.5
2005                                           2.0
2006                                           1.2
2007                                           0.5
Thereafter                                     0.2
                                          ------------
Total                                         $7.4
                                          ============


10. STOCK OPTIONS

The Parent operates two stock option plans in which certain of the Company's senior management participate.

EXECUTIVE STOCK OPTION SCHEME (THE 1998 SCHEME)

The Parent maintains a discretionary stock option scheme under which options to purchase the Parent's stock may be granted each year to senior management at multiples of salary, which reflect the prevailing market practice in the relevant country. When options were granted during 2002, 2001, and 2000, the Parent concluded that the salary multiple, which is appropriate for the Company's senior management, is between 0.5 and 2.1 times annual salary.

No options are granted at a discount, and all options are subject to stretching performance conditions on exercise as determined at the time of grant. The performance condition for the year under review was for the Parent's earnings per share to out-perform the Retail Price Index by at least 12% in the three years after the grant of the option, or by 16% in the four years after the grant of the option, or by 20% in the five years after the grant of the option, failing which the option will lapse. The Remuneration Committee will continue to set appropriate and stretching performance targets depending on the specific demands of the business and the operating environment. It is the Parent's policy to extend participation in the 1998 Scheme to overseas executives on terms as close as practicable to those applicable in the United Kingdom.

                               FASCO Motors Group

10. STOCK OPTIONS (CONTINUED)

The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Stock compensation expense recognized in 2002, 2001, and 2000 was not significant. Information relative to stock options granted to Company senior management pursuant to the aforementioned plan for each of the three years ended March 31 is as follows (weighted average exercise prices are in pounds sterling since all stock options are issued and exercisable in such currency):

                                                                YEARS ENDED MARCH 31
                                          2002                        2001                      2000
                                  ------------------------------------------------------------------------------------
                                                  WEIGHTED-                  WEIGHTED-                      WEIGHTED-
                                                   AVERAGE                    AVERAGE                        AVERAGE
                                                  EXERCISE                   EXERCISE                       EXERCISE
                                   OPTIONS          PRICE       OPTIONS        PRICE         OPTIONS          PRICE
                                  ------------------------------------------------------------------------------------
Number of shares under option:
  Outstanding at beginning of
    year                           1,469,770    (pound) 2.52     961,326    (pound) 2.89      397,883     (pound) 2.95
  Granted:
    Time-vesting                     839,828    (pound) 1.41     603,044    (pound) l.96      563,443     (pound) 2.85
  Adjustments:
    Canceled or expired              (24,400)   (pound) 2.79     (94,600)   (pound) 2.82          --               --
                                  -----------                  ----------                    ---------
Outstanding at end of year         2,285,198    (pound) 2.11   1,469,770    (pound) 2.52      961,326     (pound) 2.89
                                  ===========                  ==========                    =========
Exercisable at end of year           352,883    (pound) 2.98      64,578    (pound) 5.19       42,640     (pound) 6.06
                                  ===========                  ==========                    =========

The range of exercise prices for options outstanding at March 31, 2002, is (pound)0.90 to (pound)6.26.
The range of exercise prices for options exercisable at March 31, 2002, is (pound)1.80 to (pound)6.26.
The range of remaining contractual life for options outstanding at March 31, 2002, is one to nine years.

                               FASCO Motors Group

10. STOCK OPTIONS (CONTINUED)

The Company's net income would not have been significantly different had the Company accounted for stock-based compensation using the fair value method provided by SFAS No. 123, "Accounting for Stock-Based Compensation". The Company determines the fair value of options granted using the Black-Scholes option pricing model. Fair value was determined using the following weighted-average assumptions:

                                                               YEARS ENDED MARCH 31
                                                2002                     2001             2000
                                             --------------------------------------------------
Average risk-free interest rate                   4.3%                    5.2%             5.0%
Expected dividend yield                           2.2%                    5.6%             2.7%
Expected volatility                              62.3%                   48.9%            35.8%
Expected life                                3-7 YEARS                3-7 years       3-7 years

11. RETIREMENT BENEFITS

The Company and its Parent sponsor defined-benefit pension plans and other postretirement benefit plans for their employees. The pension plans cover most of the Company's employees in the United States and Canada and provide for monthly pension payments to eligible employees upon retirement. The Company's eligible employees are covered by the Parent's various pension plans, which are different for the United States and Canadian employees. Pension benefits for salaried employees generally are based on years of credited service and average earnings. Pension benefits for hourly employees generally are based on specified benefit amounts and years of service. The Company's policy is to fund its pension obligations in conformity with the funding requirements of laws and governmental regulations applicable in the respective country. Other postretirement benefits are in the form of retirement medical plans and cover most of the Company's United States employees and provide for the payment of certain medical costs of eligible employees and dependents upon retirement. The Company's eligible United States employees and dependents are covered by the Parent's retiree medical and life insurance plans.

                               FASCO Motors Group

11. RETIREMENT BENEFITS (CONTINUED)

The components of net periodic benefit cost for active participants are as follows (in millions):

                                            PENSION BENEFITS                    OTHER POSTRETIREMENT BENEFITS
                                                               YEARS ENDED MARCH 31
                                    2002           2001         2000          2002           2001        2000
                                  --------------------------------------------------------------------------------
Service cost                         3.1           3.2           3.0           0.1            0.1          0.1
Interest cost                        2.3           2.0           1.8           0.6            0.6          0.6
Expected return on plan
  assets                            (3.2)         (3.0)         (2.7)          --             --           --
Amortization:
  Prior service cost                 --            --            --           (0.4)           --           --
  Net actuarial loss                (0.3)         (0.1)          --           (0.1)          (0.1)        (0.1)
                                  --------------------------------------------------------------------------------
Net periodic benefit cost            1.9           2.1           2.1           0.2            0.6          0.6
                                  ================================================================================

Benefit obligation, plan asset, funded status, and net liability information for active participants is summarized as follows (in millions):

                                                              PENSION            OTHER POSTRETIREMENT
                                                              BENEFITS                 BENEFITS
                                                                   YEARS ENDED MARCH 31
                                                     2002         2001           2002           2001
                                                   -------------------------------------------------
Benefit obligation at beginning of year              30.4         30.0           11.9           11.5
Service cost                                          3.1          3.2            0.1            0.1
Interest cost                                         2.3          2.0            0.6            0.6
Actuarial (gains) losses                             (0.9)        (4.5)          (0.1)          (0.1)
Plan amendments                                       1.6          --             --             --
Benefits paid                                        (0.2)        (0.2)          (0.4)          (0.2)
Other (including currency translation)               (0.1)        (0.1)          (0.4)           --
                                                   -------------------------------------------------
Benefit obligation at end of year                    36.2         30.4           11.7           11.9
Fair value of plan assets at beginning of year       32.9         30.0            --             --
Actual return on plan assets                          3.0          3.0            --             --
Company contributions                                 0.3          0.3            0.4            0.2
Benefits paid                                        (0.2)        (0.2)          (0.4)          (0.2)
Other (including currency translation)               (0.1)        (0.2)           --             --
                                                   -------------------------------------------------
Fair value of plan assets at end of year             35.9         32.9            --             --
Funded status of plans                               (0.3)         2.5          (11.7)         (11.9)
Unrecognized prior service cost                       1 7          0.1            0.3            --
Deferred net actuarial gains                         (7.5)        (6.8)          (0.3)           --
                                                   -------------------------------------------------
Net amount recognized at year end                    (6.1)        (4.2)         (11.7)         (11.9)

Net liability on balance sheet consists of:
  Prepaid benefit cost                                0.3          0.2            --             --
  Accrued benefit liability                          (6.4)        (4.4)         (11.7)         (11.9)
  Deferred tax asset                                  --           --             --             --
  Intangible asset                                    --           --             --             --
  Accumulated other comprehensive loss                --           --             --             --
                                                   -------------------------------------------------
Net liability on balance sheet                       (6.1)        (4.2)         (11.7)         (11.9)
                                                   =================================================

                               FASCO Motors Group

 11. RETIREMENT BENEFITS (CONTINUED)

The Company uses an actuarial measurement date of December 31 to measure its benefit obligations. Significant assumptions used in determining these benefit obligations and net periodic benefit cost for active participants are summarized as follows (in weighted averages):

                                              PENSION                       OTHER POSTRETIREMENT
                                              BENEFITS                            BENEFITS
                                                            YEARS ENDED MARCH 31
                                              2002         2001             2002           2001
                                           -----------------------------------------------------
Discount rate                                  7.5%         7.7%            7.5%           7.7%
Compensation increase rate                     4.0%         4.0%            N/A            N/A
Expected return on plan assets                10.0%        10.0%            N/A            N/A
Heath care cost trend rate                     N/A          N/A             9.0%          6.58%

The other postretirement benefit obligation was determined using an assumed healthcare cost trend rate of 10.0% in 2002, grading down to 5.0% in 2006 and thereafter.

The discount rate, compensation increase rate, and health care cost trend rate assumptions are determined as of the measurement date. The expected return on plan assets assumption is determined as of the previous measurement date.

OTHER POSTRETIREMENT BENEFITS

Assumed health care cost trend rates have a significant effect on amounts reported for the retiree medical plans. A one-percentage point change in assumed health care cost trend rates would have the following effect (in millions):

                                                ONE PERCENTAGE POINT     ONE PERCENTAGE POINT
                                                     INCREASE                 DECREASE
                                                                YEARS ENDED MARCH 31
                                                2002        2001           2002          2001
                                              --------------------------------------------------
Increase (decrease) to total of service
  and interest cost components                  $0.1         $0.1         $(0.1)        $(0.1)
                                              ==================================================

Increase (decrease) to postretirement
  benefit obligation                            $1.0         $1.1         $(0.9)        $(1.0)
                                              ==================================================

                               FASCO Motors Group

11. RETIREMENT BENEFITS (CONTINUED)

DEFINED-CONTRIBUTION SAVINGS PLANS

The Company sponsors certain defined-contribution savings plans for eligible employees. Expense related to these plans was $1.4 million in each of the three years ended March 31, 2002, 2001, and 2000.

12. OTHER OPERATING EXPENSES, NET

The components of other operating expenses, net are as follows (in millions):

                                                                        MARCH 31
                                                      2002                2001                2000
                                                    ------------------------------------------------
Net gain (loss) on dispositions of
  property, plant, and equipment                     $(1.7)              $(0.7)             $ 0.1
Impairment write-offs                                 (0.8)               (0.4)              (1.9)
Other                                                 (0.1)               (0.2)              (0.3)
                                                    ------------------------------------------------
Other operating expenses, net                        $(2.6)              $(1.3)             $(2.1)
                                                    ================================================

13. INCOME TAXES

The components of the income tax provision are as follows (in millions):

                                                                MARCH 31
                                              2002                2001                2000
                                            ------------------------------------------------
Current:
  United States                               $12.7               $11.1               $28.5
  Non-United States                             --                  2.3                 3.5
  State and local                               1.3                 0.2                 0.2
                                            ------------------------------------------------
Total current                                  14.0                13.6                32.2

Deferred:
  United States                                 1.2                 3.2                (6.7)
  Non-United States                             1.1                 1.2                (0.3)
  State and local                               0.2                 0.5                (1.1)
                                            ------------------------------------------------
Total deferred                                  2.5                 4.9                (8.1)
                                            ------------------------------------------------
Income tax provision                          $16.5               $18.5               $24.1
                                            ================================================

                               FASCO Motors Group

13. INCOME TAXES (CONTINUED)

The provision for income taxes was calculated based upon the following components of income (loss) before income taxes (in millions):

                                                                 YEARS ENDED MARCH 31
                                                      2002                2001               2000
                                                    ------------------------------------------------
United States                                         $27.4              $33.7              $41.4
Non-United States                                       3.2               (0.7)               5.2
                                                    ------------------------------------------------
Income before income taxes                            $30.6              $33.0              $46.6
                                                    ================================================

Net current deferred income tax assets (liabilities) are as follows (in millions):

                                                                               MARCH 31
                                                                   2002                       2001
                                                                 -------------------------------------
Compensation and benefits                                         $(0.6)                    $(0.7)
Inventory                                                           3.4                       3.8
Interest                                                            6.6                       5.3
Other                                                               4.2                       4.8
                                                                 -------------------------------------
Total current deferred income tax assets                          $13.6                     $13.2
                                                                 =====================================

Net long-term deferred income taxation assets (liabilities) are as follows (in millions):

                                                                                  MARCH 31
                                                                          2002                2001
                                                                       -------------------------------
Retirement benefits                                                      $  7.5              $  7.3
Property                                                                  (20.6)              (20.0)
Intangible assets                                                          (8.6)               (6.2)
Start-up costs/reorganization costs                                        (2.3)               (2.1)
Non-United States net operating loss carryforwards                          1.2                 2.6
Other                                                                      (1.3)               (1.4)
                                                                       -------------------------------
Total long-term deferred income taxes                                     (24.1)              (19.8)
Total current deferred income taxes                                        13.6                13.2
                                                                       -------------------------------
Subtotal                                                                  (10.5)               (6.6)
Valuation allowance                                                        (1.2)               (2.6)
                                                                       -------------------------------
Net deferred income tax liabilities                                      $(11.7)             $ (9.2)
                                                                       ===============================

                               FASCO Motors Group

13. INCOME TAXES (CONTINUED)

These deferred tax assets and liabilities are classified in the combined balance sheet based on the balance sheet classification of the related assets and liabilities.

Management believes it is more likely than not that current and long-term deferred tax assets will be realized through the reduction of future taxable income. Significant factors considered by management in this determination include the historical operating results of the Company and the expectation of future earnings, including anticipated reversals of future taxable temporary differences. A valuation allowance was established at March 31, 2002 and 2001, for deferred tax assets related to non-United States net operating loss carryforwards for which utilization is uncertain.

The provision for income taxes differs from the United States statutory tax rate due to the following items:

                                                                          YEARS ENDED MARCH 31
                                                               2002              2001             2000
                                                            ----------------------------------------------
United States statutory tax rate                               35.0%             35.0%            35.0%
State income taxes, net of federal benefit                      3.2               1.5             (1.4)
Non-United States taxes                                        (0.3)              2.5              4.5
Non-United States net operating losses for
  which tax benefit was not provided                            4.0               7 9              2.3
Nondeductible goodwill                                         14.2              13.0              9.3
Other                                                          (2.2)             (3.8)             2.0
                                                            ----------------------------------------------
Effective income tax rate                                      53.9%             56.1%            51.7%
                                                            ==============================================

No provision has been made for United States or foreign income taxes related to approximately $10.1 million of undistributed earnings of foreign subsidiaries, which are considered to be permanently reinvested. It is not practical to determine the income tax liability, if any, which would be payable if such earnings were not permanently reinvested.

Various United States and foreign subsidiaries of the Company are included in consolidated tax filings with other affiliated companies of the Parent. The methodology applied for allocating taxes between affiliates that participate in consolidated tax filings is as follows: to the extent that a company generates taxable income, the company remits taxes to its affiliated parent company based upon the applicable statutory effective tax rate. If a taxable loss is generated by a company, the affiliated parent company does not provide any current or future cash benefit.

                               FASCO Motors Group

13. INCOME TAXES (CONTINUED)

The income tax provision for the Company has been calculated as if the entities included in the combined financial statements file separately from their non-FASCO Motors Group affiliates.

14. RELATED PARTY TRANSACTIONS

MANAGEMENT CHARGES

Included within selling, general, and administrative expenses are charges for administrative expenses incurred by the Parent and its affiliates that are directly attributed to, or reasonably allocated to, the stand-alone operations of the Company. These charges are primarily for insurance coverage, accounting, legal, and data transmission services. These charges totaled $2.8 million, $2.8 million, and $2.8 million for the years ended March 31, 2002, 2001, and 2000, respectively.

The expenses allocated have been determined on a basis that the Company, the Parent, and its affiliates considered to be reasonable estimates of the utilization of services provided or the benefit received by the Company. The financial information included herein may not reflect the combined financial position, operating results, and cash flows of the Company in the future or what they would have been had the Company been a separate, independent entity during the periods presented.

TRADING ACTIVITY

The Company sells to and purchases from affiliates various products in the normal course of business. Pricing is generally negotiated on an arm's-length basis based on standard pricing schedules. Purchases from affiliates were $0.9 million, $0.6 million, and $0.6 million in 2002, 2001, and 2000, respectively.

FUNDING ACTIVITY

The Company participates in the Parent's treasury function whereby funds are loaned to and borrowed from affiliates in the normal course of business.

At March 31, 2002 and 2001, the long-term payables to affiliates and all long-term receivables from affiliates are not evidenced by underlying Notes. These are classified as long-term in the combined balance sheets as current, as past funding practice has been that repayments are made on a long-term basis. Management does not believe the amounts outstanding at March 31, 2002 and 2001, are indicative of the Company's financing needs on a stand-alone basis.

                               FASCO Motors Group

15. COMMITMENTS AND CONTINGENT LIABILITIES

The Company is also involved in various unresolved legal actions, administrative proceedings, and claims in the ordinary course of its business involving product liability, product warranty, property damage, insurance coverage, patents, and environmental matters. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes these unresolved legal actions will not have a material effect on the financial position or results of operations of the Company.

16. BUSINESS SEGMENT INFORMATION

The Company operates in a single business segment. Net sales to third parties and property, plant, and equipment by geographic region are as follows (in millions):

                                             NET SALES                          PROPERTY, PLANT,
                                         TO THIRD PARTIES                        AND EQUIPMENT
                               ---------------------------------------       ----------------------
                                       YEARS ENDED MARCH 31                         MARCH 31
                                2002           2001             2000          2002          2001
                               ---------------------------------------       ----------------------
North America                   $431.4         $482.2           $513.8        $106.3        $116.0
Rest of World                     47.2           53.4             60.1          31.7          32.9
                               ---------------------------------------       ----------------------
                                $478.6         $535.6           $573.9        $138.0        $148.9
                               =======================================       ======================

Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for property, plant, and equipment are based on the location of the entity, which holds such assets.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED, IN MILLIONS OF DOLLARS)

                           1st Quarter           2nd Quarter          3rd Quarter          4th Quarter
                      -----------------------------------------------------------------------------------
                        2002         2001      2002       2001      2002       2001      2002      2001
                      -----------------------------------------------------------------------------------
Net sales              $122.4       $136.1    $123.8     $139.3    $115.2     $132.1    $117.5    $128.6
Gross profit             24.7         31.7      29.1       36.0      26.8       31.8      26.3      29.7
Net income                2.7          3.5       2.5        3.9       4.0        4.6       4.9       2.4

                               FASCO Motors Group

18. SUBSEQUENT EVENTS

Subsequent to March 31, 2002, management has approved plans to restructure certain operations by transferring production to Mexico. In particular, the closure of the Ozark, Missouri, site was announced on June 18, 2002. Management estimates the total cost of these restructuring projects will amount to approximately $7.3 million.

On November 27, 2002, the Parent entered into a Stock Purchase Agreement with Tecumseh Products Company pursuant to which the Company will be acquired by Tecumseh Products Company for cash of $415.0 million. The consideration for the acquisition is subject to certain closing date adjustments.